Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Event Date/Time: May. 17. 2004 / 2:00PM PT

Event Duration: N/A

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Parker

Micromuse Inc. - Investor Relations

Mike Luetkemeyer

Micromuse Inc. - CFO

Lloyd Carney

Micromuse Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Michael Turtis

Prudential Equity Group - Analyst

Dion Cornett

Decatur Jones - Analyst

Richard Sherman

Janney Montgomery Scott - Analyst

Tom Ernst

Deutsche Bank - Analyst

Dwayne Finagert

Raymond James - Analyst

Sterling Auty

J.P. Morgan - Analyst

Reginal King

WR Hambrecht - Analyst

Matt Barzowskas

First Albany - Analyst

Todd Weller

Legg Mason - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. And welcome to the Micromuse quarterly earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded. Now, I turn it over to Allison Parker. Please go ahead.

Allison Parker - Micromuse Inc. - Investor Relations

Hello and thank you for joining us today as we discuss our financial results for second-quarter fiscal 2004, final results for Q1 2004, as well as our restatement results.

With me on the call today are Lloyd Carney, Micromuse’s Chairman and CEO, and Mike Luetkemeyer, our Chief Financial Officer.

Today’s call will be in three parts. First, Mike will review our restatement results — our final results for Q1 2004, and our results for Q2 fiscal 2004. He will also provide guidance for the current quarter.

Secondly, we will review our business performance and achievements over the past quarter and we will describe progress against the Company’s key initiatives and objectives.

Finally, we will open up call to your questions. Before we begin, I will start with the legal introduction.

Statements made in the course of this call that are not purely historical are forward-looking statements. The factors that could cause actual future results to differ materially from the forward-looking statements include the following. Uncertainties associated with class-action lawsuits that have been filed against the Company and certain (indiscernible) as a result of the Company’s restatement. Whether or not the SEC will commence any further inquiry and or investigation related to the restatement or other matters affecting the Company. Fluctuations in customer demand, the Company’s ability to manage its growth, including the ability to hire sufficient sales and technical personnel. The risks associated with the expansion of the Company’s distribution channel. The risk of new product introductions and customer acceptance of new products. The rapid technological change which characterizes the Company’s markets. The risks associated with competition. The risks associated with international sales as the Company expands its markets. And the ability of the Company to compete successfully in the future. As well as other risk factors identified in the Company’s forms 10-Q and 10-K and other filings with the Securities and Exchange Commission, which are also available on the Company’s website. The Company disclaims any obligation or intention to update or revise any forward-looking statements.

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MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Having said that, I will turn the call over to Mike Luetkemeyer, Chief Financial Officer of Micromuse. Mike?

Mike Luetkemeyer - Micromuse Inc. - CFO

Thanks, Allison. As you are aware, we announced on December 30th 2003 that we delayed the filing of our fiscal year 2003 Form 10-K pending completion of a Company-led internal inquiry primarily regarding the accounting for recruit expenses and expense recognition.

Subsequently, on February 10th, we reported preliminary fiscal Q1 2004 financial results, and stated that the filing of the 10-Q for that period would also be delayed pending completion of the restatement of historical financial statements — including adjustments to previously published financial results for the fiscal years ending September 30, 2000, 2001, 2002 and 2003.

With the help of an outside accounting firm, our management team and our auditors, our goal was to complete the restatement process and file our annual report including audited financial statements by today’s date, May 17th.

We stated that we expected that the adjustments would result in a positive impact to earnings in certain periods, and a negative impact in others.

Moreover, we stated that the anticipated adjustments were not expected to have a material impact on the Company’s historically reported revenues during the restatement and adjustment period. And cash and cash equivalents balances were not expected to be affected.

As we previously stated on December 29, 2003, Micromuse notified the Securities and Exchange Commission of the Company-led inquiry, and the Company’s decision to restate previously published financial results.

The SEC commenced an informal enquiry of the events surrounding the restatement and the Company has cooperated fully.

In addition, at Micromuse’s request, a hearing was held before the NASDAQ listing qualifications panel on February 5, 2004, concerning the Company’s noncompliance with the requirement under NASDAQ listing standards for timely SEC reporting.

As we announced in our press release on April 27th, NASDAQ granted our request to continue listing of our stock pending completion of the Company-led restatement process and filing the delayed financials.

As we announced in our conference call on February 10th, as a result of the restatement announcement, Micromuse and certain of its current and former officers and directors have been named in several lawsuits. We believe that the lawsuits are without merit and we will vigorously assert all available defenses.

I am very pleased to report today that the restatement is complete. All of the adjustments to previously reported results are in line with our stated expectations.

Over the period of the restatement, there was no material impact on previously reported revenues or on cash balances. While EPS increased in some periods and decreased in others, the overall impact for the period of the restatement was an improvement of approximately 4 cents in GAAP EPS.

Also, final Q1 results were consistent with the preliminary results that were reported on February 10th.

I would now like to make a couple of comments about the restatement process itself.

Over the period of the restatement process, we completed a very in-depth, broad-based review of our records, processes and routines, which has involved our management team, our external auditors and other outside professionals.

As a result of this process, we have taken actions to strengthen our internal controls and processes. We have outlined, specifically, some of those improvements in our 10-K which we filed today.

Both Lloyd and I, in speaking with you today, can assure you that the restatement process is complete, and that we have every confidence in the integrity of our results — both historically and going forward.

I will now review our Q2 2004 results.

I am pleased to report the total revenue for the quarter was $38.3 million. This is an increase of 3 percent over Q1, and 19 percent year-over-year. This marks our sixth consecutive quarter of total revenue growth.

License revenue was $20.3 million or 53 percent of total revenue in Q2. And maintenance and other services contributed the remaining $18 million or 47 percent of revenue.

Repeat business was 94 percent of total revenue in Q2, reflecting our continuing emphasis on satisfying our customers and up-selling into our installed base.

New customer revenue was 6 percent of total revenue in Q2. But viewed on a bookings basis, new customer contribution as a percentage of total bookings was approximately 23 percent. The

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MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

number of new customer wins was 33. Maintenance renewals remain strong in the quarter with over 90 percent of eligible customers renewing their annual maintenance contracts.

Revenue was diversified across geographies, products and channels. The Americas came in at 51 percent of total revenue. The EMEA contributed 40 percent of total revenue, and Asia-Pacific contributed 9 percent of total revenue.

Revenue by solution area showed continuing uptick for our enhanced solutions — including the Netcool/Precision, Netcool/Impact, Netcool/Monitors, and Netcool/Dashboards product families.

Our event management solutions comprised of Netcool/OMNIbus and related components, contributed 56 percent of license revenue; while our enhanced solutions were 44 percent of license revenue.

In fiscal Q2, the indirect sales channel contributed 48 percent of total revenue. And meaningful indirect revenue came from several partners in fiscal Q2 including — Cisco, IBM, Accenture, Alcatel, Unisys, Softential, and Windward Consulting Group.

In terms of verticals, 66 percent of revenue came from service providers — primarily Tier One wireline and wireless carriers.

Enterprise customers contributed approximately 34 percent of total revenue.

To break that down a bit further, Financial Services contributed 12 percent of total revenue, government customers contributed 3 percent and other enterprise customers contributed 19 percent of total revenue.

Moving further down the Q2 income statement, pro forma gross margin was 89 percent, consistent with fiscal Q1.

In total, pro forma operating expenses were $30.1 million versus $28.7 million in Q1. Q2 pro forma operating margin was 10.2 percent versus 12.3 percent in Q1.

We posted fiscal Q2 pro forma operating income of $3.9 million compared with pro forma operating income of $4.6 million in fiscal Q1.

Other income was $732 thousand mainly reflecting interest on our cash balances. And pro forma net income was $3.6 million. Pro forma earnings per share, based on a share count of 82.5 million shares, was 4 cents on a diluted basis.

Now, I will turn to our results on a GAAP basis.

In fiscal Q2, GAAP gross margin was 85 percent. The 4 point or $1.5 million difference between GAAP and pro forma gross margin is due to amortization of developed technology related to our recent acquisitions, which has been reclassed to cost of revenues from goodwill and intangible amortization.

Amortization of other intangible assets was $47 thousand. The cost of the restatement and related litigation totaled $1.8 million. And certain stock-based compensation costs were $438 thousand. Due to these charges, we posted operating income of $45 thousand on a GAAP basis in fiscal Q2. And based on other income of $732 thousand, net income on a GAAP basis was $559 thousand, and earnings per share on a GAAP basis was 1 cent.

Turning now to our balance sheet — the closing cash, cash equivalents and investments balance at the end of fiscal Q2 was $195.2 million — up from 187.5 million in Q1.

Cash flow from operations was positive, and we continue to be debt free.

Days-sales-outstanding in fiscal Q2 were 42 days.

Deferred revenue was $44.5 million at the end of fiscal Q2, increasing from $39.9 million at the end of fiscal Q1. The increase in deferred revenue was primarily due to an increase in maintenance renewals in the quarter.

And finally, backlog did decrease sequentially from Q1 to Q2 of fiscal 2004.

Based on beginning backlog, deferred revenue business already closed within the current quarter in the existing pipeline. We’re establishing guidance for the current quarter at 38 to $40 million in total revenue. And pro forma earnings per share of 4 to 6 cents.

GAAP earnings per share will be 1 to 3 cents.

For a reconciliation of our Q2 pro forma and GAAP guidance, please refer to our fiscal Q2 earnings press release, which is currently available on our website and has also been furnished to the SEC on form 8-K.

That concludes our review of the restatement, final fiscal Q1 2004 results, and fiscal Q2 results.

I will now turn the call over to Lloyd.

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Thank you, Mike. Now that the restatement is complete, we’re eager to share the details of the exciting things that have been going on in our business and to restore our typical high level of communication and candid dialogue with our investors.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

We continue to be excited about our business. We are cautiously optimistic about what appears to be a broad-based recovery in our industry, and in the overall macroeconomy.

We continue to see a high win rate against our competitors, and believe that we remain unmatched in our technical leadership, strong market position, the immediate ROI we provide to our customers, and the breadth, the scalability and ease-of-use of Netcool solutions.

Revenues continue to show a good balance across the five Netcool product families. A star performer continues to be Netcool/Dashboards — which supports our corporate objective to deliver a single unified management interface to our customers.

Also turning in strong numbers for the quarter were Netcool system and application agents acquired from Network Harmony.

We continue to see signs of stabilization in the telco space as indicated by a revenue contribution from the service providers. So typically, our mobile wireless management solutions continue to gain traction in all major geographic regions. We won at the largest operators in Australia, Japan, Poland, Italy, Germany, the Philippines, the UK, and of course, the United States.

In addition, we displaced a large incumbent at a major mobile wireless operator in China. Additionally, in the growing market for managed services, we won a significant deal with Ericsson — one of the largest managed services groups in the world. A deal that represented both a displacement of an incumbent, and a key win against a major competitor.

Ericsson required the management of multivendor networks in a very short time frame — and we won because of the cost-effectiveness and the rapid deployment of our solution.

In the enterprise vertical, we continued to gain traction in both the financial services and government sectors. In the financial services sector, we won significant additional business with a large bank in Europe by transforming a simple event monitoring deployment into a global service management solution.

We also won at the operator of one of the world’s largest consumer payment systems. We won additional business from Citigroup, which is a good example of a customer that continues to expand the scope, functionality and capacity of its global Netcool deployment.

In addition, we signed CS First Boston as a new enterprise customer.

From the government sector, we had wins across North America and Europe. In the U.S. we won at the U.S. Defense Commissary Agency, the U.S. Library of Congress, Lockheed Martin IT, and a government agency in New York City.

In addition to mobile wireless, another key vertical that represents a growth opportunity for us, and where we’re investing resources, is security. In Q2, we sold security management solutions to new and existing customers in all major geographic regions — including a large mobile wireless operator in China, Deutsche Telekom network — which includes T-Systems, T-Mobile, T-Online and T-Com. And one of Europe’s leading telecommunications providers EMEA. And Time Warner Cable in the Americas.

To differentiate ourselves further in security we recently launched our TrueSecure Partnership, which combines the industry’s leading consolidation engine with one of the world’s most reputable and reliable real-time vulnerability intelligence sources.

Product innovation continues to be a priority for Micromuse, as it allows us to maintain market leadership and generate new revenue streams. I would like to give you a couple of examples of exciting projects we have embarked on since we last spoke with the investment community.

First, we’re sustaining our leadership in consolidated operations management with a major new release of our core OMNIbus platform. We’re also broadening our application management and transaction assurance capabilities through significant extensions through our Netcool/Monitors product family. Finally, we have launched our Netcool Portal Premium and Netcool/Realtime Active Dashboard products, which jointly extend our leadership in service, process and business performance management.

As some of the customer names I have mentioned in this call highlight, we’re clearly pulling away from the pack in terms of our capability to service today’s most demanding infrastructures — telco, managed service providers, outsourcers, financial institutions, and large civilian and military agencies. Our scalability, real-time focus, unmatched infrastructure coverage, drag-and-drop dashboards, and service views align perfectly to the requirements of these leading-edge customers.

Through modular offerings we’re helping these customers make rapid progress on key initiatives. Such as ITIL for the enterprise customer, Common Criteria for government, and Next-Gen OSS in the telco space.

Even where other incumbent solutions may be in place to manage specific silos or domains, we’re being brought in to provide the strategic overlay of event consolidation, service modeling and dashboard views. There is no other solution in the marketplace that can do this.

Recently, Gartner recognized our product performance and competitive position in its updated Magic Quadrant for security — IT security management. The report, which came out in March 2004, highlighted Micromuse’s progress in both “Ability to Execute” and “Completeness of Vision” — since the publication of last year’s Magic Quadrant.

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MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

This report shows that Micromuse surpassed Symantec and NetIQ since the last publication. And has made strong relative performance gains against other key players in the security space.

Gartner wrote – “Micromuse made good progress in 2003, expanding its production install base and further developing out-of-the-box security-oriented correlation and reporting.” And “Micromuse provides highly scalable event management technology.” No other vendor’s products was described as scalable.

Next, like to tell you about our EMEA AsiaPac Users Conference in Berlin late last month, which was co-sponsored by Alcatel and IBM. Over 350 people came together to share their experiences with Netcool and learn how to extend their existing investment.

Three key themes dominated the conference — and I would like to share these with you briefly.

The first theme was Business Acceleration. The Netcool suite enables customers to achieve their own business acceleration by aligning their goals, operations and infrastructure.

The second theme was Micromuse as a single, effective management interface. As evidenced by a customer’s keynote presentation, including T-Mobile and UBS, customers are having great success with our visualization and dashboarding capabilities, and are increasingly aligning behind Netcool as their key management interface.

The third theme was Netcool for Security Management. The CTO of TruSecure gave an exciting keynote address, describing the power of our solution — which combines the Netcool platform with real-time intelligence from TruSecure. This message was really well received by our audience.

Now, I would like to provide an update on our three major initiatives that we have undertaken as a management team in support of our corporate vision that will enable us to further distance ourselves from the competition.

First, we’re continuing to drive seamless integration across the Netcool suite, including recently acquired technology from Riversoft, Lumos, and Network Harmony. Our initial focus was around three core areas.

The first two are — integrated components across the entire Netcool suite and common licensing for all products and centralized user and role management for all products.

Work on these initial steps has been completed. Specifically, components were delivered to make all Netcool GUI applications fully J2EE-compliant. And create a framework for common licensing and user management.

The third step is toward the individual development teams to make their products fully compliant with the framework components.

For our customers, the tighter integration within the Netcool suite will mean immediate operational savings, and deliver visibility across the entire Netcool suite for business and service assurance.

For those of you were impressed by Netcool product demonstrations in the past, we have made significant improvements, which we demonstrated at NetWorld Interop last week. And for those of you planning to attend our analyst day next month in New York, we encourage you to see the demonstration of the new integrated look and feel of the product.

Our second major initiative is to expand the training certification knowledge infrastructure available to our employees, partners and customers.

Last quarter we announced our intent to dramatically improve the education we offer the Netcool community through the new Netcool Core Competency Accreditation program — NCCA. This program provides a higher level of extensive training and certification for technical members of the Netcool community by offering five distinct areas of specialization.

I’m pleased to report that we’re well on our way with the enhanced certification of our technical services personnel. Following up on our successful internal rollout, the NCCA program has been formally launched to our partners. Again, the end goal of this initiative is the expanded use of our increasingly broad portfolio of solutions.

Finally, our third major corporate initiative is building strategic partner relationships in each geographic sales region, using our highly successful Cisco relationship as a model. Our relationship with Cisco continues to be strong, and the roadmap Cisco’s branded version of the Netcool product suite — CIC — is very healthy, with several key wins in Q2.

Beyond Cisco, we have targeted partners in each major geographic region, including IBM, Siemens, Accenture, Alcatel, Ericsson and EDS, and where appropriate have assigned dedicated resources to develop those relationships.

Micromuse is uniquely capable of meeting the stringent and evolving requirements of these large market shaping partners.

We’re capitalizing on increased traction with these partners, and building relationships across all business units at both the executive and operational levels.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

We’re now part of the fabric of the go to market offerings of IBM, Accenture, Alcatel, Ericsson, EDS and Cisco. With hardware vendors this means embedding ourselves deeply into their solution offerings. With systems integrators, this means being part of the reference architecture.

This past quarter, our partners helped us win some of our largest and most strategic deals in all verticals and in all major geographic regions — specifically, Softential in the U.S. enabled us to win a significant deal — the education vertical — with the University of Pittsburgh.

Also, our partner Alcatel Austria won a multiyear operations outsourcing deal at ONE, the third largest wireless operator in Austria. This is a great example of how Netcool was used in an outsourcing project to reduce opex and guarantee availability and quality.

Finally, in AsiaPac, Alcatel Philippines helped us with a significant deal with a new customer, one of the largest fixed wire line and mobile wireless operators in the Philippines.

As this customer expanded its mobile network, the Netcool solution was chosen because of its scalability and best of breed integration.

In summary, Q2 was another solid quarter for us. We’re excited to have the restatement behind us. I want to take the opportunity to thank all who were involved from Deloitte & Touche who helped with the early investigation, Clifford Chance independent outside counsel, BPM specialist in assisting in restatements, our finance and legal team, and our auditors KPMG.

Without the concerted focused effort of all involved, we would not have gotten through such an arduous task in such a timely manner.

So, to Mike L. — we have the soundest most accurate financials in our space today. And we have instituted the right processes to ensure that we maintain them as such.

We remain enthusiastic about the long-term profits of our business. In Q2, we continued to focus on product innovation and gained traction across our product lines, verticals and major geographic regions. Notably, fiscal Q2 marks our sixth consecutive quarter of topline growth. We continue to see increased stability in the service provider space, as it gained momentum in our enterprise business.

Specifically, we continue to make strides in the market suite where we focus — such as mobile wireless, financial services, government, and security.

We’re especially excited about increased presence in Asia and Eastern Europe. We received extremely positive feedback from our customer at our Users Conference in Berlin, where 99 percent of attendees surveyed stated that they were satisfied or highly satisfied with their Netcool investment. In addition, we continue to make good progress in supporting our major corporate initiatives — including educating and building relationships with our partners, so they can create demand and momentum on our behalf.

We now invite your questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions). Michael Turtis, Prudential Equity Group.

Michael Turtis - Prudential Equity Group - Analyst

Glad to see all the refilings got done here. The — can you comment a little bit on how the pipeline looks relative to the end of last quarter — flat, up, down?

Cause otherwise — because we see that I think you mentioned the backlog had decreased? Deferred is up, that’s good. But you mentioned that was relative to the maintenance. And the guidance that you gave us is a slightly lower sequential growth rate than what we saw this quarter. So, what’s going with pipeline?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Well, one of the things that we have been able do, Michael, is with Arun Oberoi coming on board, instituted a lot more discipline around the sales function. We now are driving the business on a monthly basis for the first time. So we actually have goals based on a monthly deliverable from the sales force, trying to mitigate that hockey stick effect. So that’s really good work going on there by Arun and his team.

So, backlog was down last quarter. Many of our customers are large financial — large institutions. Their budgeting cycles, you know, start in January usually of the fiscal year.

And so, there were quite a few instances where budgets were not in place, some deals moved across the line from quarter to quarter. We didn’t lose any substantial deal. Deals pretty much moved across the line. And so, we expect that this quarter we’re going to work to rebuild backlog while meeting the guidance provided of 38 to 40 million for quarter. Work to rebuild backlog.

And we expect that you’ll see variations in backlog over time. Expect for instance, in the next quarter with Europe being such a big part of our revenue stream, the summer months are pretty tough from a business standpoint in Europe. So, you might expect backlog to grow this quarter but go down next quarter, for instance.

Michael Turtis - Prudential Equity Group - Analyst

So, again, any comment on pipeline? Since as I said, you got sort of contradictory indications from the other metrics?

Mike Luetkemeyer - Micromuse Inc. - CFO

Hey, Michael, it’s Mike Luetkemeyer. What we continue to see is we build the funnel and look further out than ever before, into a six and a nine-month kind of a forecasting mode. We continue to see the pipeline grow and become more and more healthy.

Michael Turtis - Prudential Equity Group - Analyst

So the pipeline is up over last quarter?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Well, actually, you have more visibility further out that we did last quarter. To be fair, one of the things Arun also instituted besides doing the monthly deliverables is we now have a three-quarter look out into the forecast. So we can see the funnel going out three quarters and got a better sense of what the trendings are out there.

So, we’re getting a lot more of the traditional discipline built into the organization as we look to structure for growth.

Mike Luetkemeyer - Micromuse Inc. - CFO

And, of course, given that backlog was down, sequentially, we wouldn’t be comfortable — neither Lloyd nor I — as we are conservative and pretty prudent businesspeople, in giving incremental up guidance if the pipeline were not continuing to build.

Michael Turtis - Prudential Equity Group - Analyst

Okay. Thanks very much.

Operator

Dion Cornett, Decatur Jones.

Dion Cornett - Decatur Jones - Analyst

My — this is just sort of an easy one. You had commented earlier that the new customer bookings were up 23 percent versus only 6 percent for revenue. Did that include the large deal with Ericsson or any other single large customers? And what would the — if so, what would the bookings increase have been without the Ericsson deal?

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Mike Luetkemeyer - Micromuse Inc. - CFO

Yeah, I don’t think I want to get that granular in terms of any specific deal and how it would have affected the content of backlog.

But, specifically, what we did say was that — while new customer revenue was only 6 percent, if you look at it broadly speaking, across revenue and backlog, that new customer content was more like 23 percent. And I think that’s more representative of the new customer business that we’re generating.

Lloyd Carney - Micromuse Inc. - Chairman, CEO

The real exciting thing with the Ericsson deal, though, is that we displaced a key competitor. And we’re now designed into Ericsson’s go to market solution as they embrace the outsourcing market.

So, they had a competitor of ours that was their network correlation tool of choice, that we are now sitting in that seat. And so, while the deal this past quarter was impressive with Ericsson, I hope to see us build on that relationship.

Dion Cornett - Decatur Jones - Analyst

And, Lloyd, maybe a higher level way to ask it, since I can understand for not wanting provide too much granularity — you know, Micromuse along with a number of other Companies in your sector have struggled to produce significant new customer revenue. I mean, the 6 percent number is fairly consistent with some of your past quarters, as well as with some of your competitors.

Do you see anything in the horizon that may allow you to sort of breakout (indiscernible) and differentiate yourself from the rest of the market that is tending to simply sell into its installed base?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Well, you’ve got to realize with the installed base (indiscernible) I mean, majority of our customers are — we have 9 (indiscernible) the top 20 carriers. We are in like 8 or 10 of the top financial institutions.

And selling into that channel is a very impressive pipeline for us. Because if you think about what these people are doing, we might have sold a Layer One solution. We might have sold a Layer Three solution.

And going in now and enable them to do (indiscernible) the main correlation. Be able to see an optical fault (ph) and understand the impact of optical fault on a Layer Three network.

So, we have, I think, more impressive an upsell capability in our installed base of customers, if we go and mine that aggressively than we do even the new customer business. And a lot of our new customers, by the way, are having to come from the enterprise space — I think something like 60 percent of this last quarter and the 60 percent last quarter, I think, also were from enterprise customers.

So a disproportionate number of our new customers coming from the enterprise space. But, you know, we have new products to sell into our installed base of customers.

Now, last week I was with — last month I was with a major customer of ours, and they had a power outage in a cage. And they could not figure out for four hours where the outage was. Now, we had the alarm, we had told him that the outage — it was power outage in a cage. Our solution would have enabled them to cross correlate between where the power supply was and what cage, and what customers were impacted. We went back to the customer and within 1.5 hour demonstrated how they could have not had a four-hour outage, but could have been able to immediately notify customers and know the impact of that outage.

So, there is a lot of really good products that we have. And if you look at our product mix, our core products versus our enhanced solutions. If you looked a year ago, the number, Michael, was probably 20 percent of our revenue was from enhanced solutions. Right now it’s almost 50-50.

That says we’re building on our installed base of core product solutions – 55 percent of our sales were our enhanced solutions.

So there’s really a very good story to tell here within our installed base. Not to undermine the ability to go off and garner new customers. But, we have solutions now that really resonate with our existing base. And, how are we going to go off and do this? We are focusing on channels to market. The EDSs, Alcatels, Ericssons, IBM Global Services, the outsourcers — being designed into their portfolio. So that when they go to sell their solutions, they are selling us by default. That is how we’re going to get increased momentum in our space.

I told you guys when I started that — that was a major in goal for us and we’re making really good strides in bringing on other partners for in the outsourcing business — who are in the value add services business.

Dion Cornett - Decatur Jones - Analyst

Okay. Recognizing the success you guys have had in past when you — your dominance in the service provider space and it’s hard even find new customers you have not sold to. And looking at the split between service provider and enterprise revenue, and backing out the maintenance from sort of an ongoing history, it looks like your service provider new license revenue for the March quarter was down sequentially. Is that accurate?

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Mike Luetkemeyer - Micromuse Inc. - CFO

Boy, that was too quick for me. You know, license revenue quarter-over-quarter, Dion, was consistent — Q1 and Q2 were essentially the same in terms of total license revenue.

That’s why we gave the metric on bookings. If you look at total bookings — you know, 23 percent of it being from new customers. But the mix of — and maybe this is another way to get to it. The mix of new customer wins was about 60-40 in terms of 60 percent being from the enterprise.

And the content of the new customer booking was consistent with that — 60 percent being from the enterprise and 40 percent from the service provider space. That’s just a reflection of the changing mix in our business as we gain traction in the enterprise space over time.

Dion Cornett - Decatur Jones - Analyst

Thank you all very much, and congrats on getting the restatement behind you.

Operator

Richard Sherman, Janney Montgomery Scott.

Richard Sherman - Janney Montgomery Scott - Analyst

I just had a couple of clean up questions. Do you have an employee total?

Mike Luetkemeyer - Micromuse Inc. - CFO

Yeah, it was roughly consistent quarter-to-quarter. We have not been out on any hiring binge.

Richard Sherman - Janney Montgomery Scott - Analyst

Okay. But do you expect hiring to pick up here?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

You know, there’s some tactical things we’re doing. One of the things we’re doing is aligning the Company. We’re at this 150, 160 million mark — we need to make sure we’re positioned for the 300 million to the $500 million mark. And there are some strategic investments we’re making — for instance, we have hired some salespeople in Eastern Europe — in Russian, for instance. Because that market is emerging and the market is successful for us.

So, we’re making strategic investments — especially in the go-to-market bag carrying type spaces, to garner what we think is our fair share of the market.

Richard Sherman - Janney Montgomery Scott - Analyst

So, it sounds like the incremental headcount additions will be going in it towards the sales team?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Yes, that would be fair to say.

Richard Sherman - Janney Montgomery Scott - Analyst

Now OMNIbus just wrapped up a major upgrade. Will we see R&D come down sequentially or flatten out?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

You know, you are right. OMNIbus version 7 is better than anything on the planet. We own that consolidated operation management space with prior OMNIbus shipment shipping product. And we ratcheted it up a step function here.

We are now light-years ahead of the competition in our ability to collect, consolidate, de-duplicate — there’s nobody in the world better than us now for a long time to come.

Our focus, now, is on reallocating those resources on our areas of focus — where is that? Voice over IP, security, mobility, ensuring that we fill out the portfolio in those areas and provide more out-of-the-box solutions to our customers.

One of the things we have right now is we have the best tool kits in the world. We’re going to embark on a program to create more bundled solutions that enable our customers to even more rapidly gained ROI on deploying our solutions.

So, we will continue to invest at roughly the same level. But you will see us now focus on those areas that we think are going to be just differentiators in the marketplace for a long time.

Richard Sherman - Janney Montgomery Scott - Analyst

When you say roughly the same level, are you talking in absolute dollar terms?

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Mike Luetkemeyer - Micromuse Inc. - CFO

Yeah, I think, Rich — what — the question you’re trying to get that is why were operating expenses up quarter-over-quarter? And it was really driven by two things.

We had our annual merit increase, which kicked in the quarter, for all of our employees — broad-based merit increases. And then we’re ratcheting up the spending on defending our intellectual property in the marketplace — specifically, in the Aprisma (ph) and the Agelient (ph) manners.

Richard Sherman - Janney Montgomery Scott - Analyst

Okay — yeah, Mike, that was my question — sort of around what is driving the incremental increase. But I just, just for clarity — then R&D then will be generally flattish in dollar terms not in percentage terms?

Mike Luetkemeyer - Micromuse Inc. - CFO

Yes — in dollar terms it would be generally flattish.

Richard Sherman - Janney Montgomery Scott - Analyst

And last question was the average deal size. Any sense on — was it up or down from last quarter?

Mike Luetkemeyer - Micromuse Inc. - CFO

It was pretty consistent — it was in that 150 to $200,000 range.

Richard Sherman - Janney Montgomery Scott - Analyst

Alright. Thanks, guys.

Operator

Tom Ernst, Deutsche Bank.

Tom Ernst - Deutsche Bank - Analyst

Following up on the concept of increasing the emphasis on bundled sales — are you going to be offering pricing to encourage the salespeople to deliver bundled sales?

And as you look out in the pipeline or perhaps already here in this last quarter, are you getting evidence that the customers are willing to buy more of a suite mentality from Micromuse?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

So, we actually have a pricing this year on the way right now to ensure that bundles are packaged for the market.

And there are different markets we serve that need different pricing — you can imagine an outsourcer needing a different go-to-market pricing bundle as they engage customers and bring on users over time, versus a large financial institution who has a set infrastructure. So, we’re looking at bundling pricing.

We have already done some of those deals for customers. And so, we are looking at how do we institutionalize versus one-off some of the pricing models that we have adapted successfully over the years.

So, the answer is — absolutely looking at creating bundling, absolutely looking at incenting the sales forces to move solutions. And, so your question of are we seeing the market receptive to buying a Netcool suite — without a doubt.

Not only are they receptive to buying a Netcool suite — they come to me and ask me for solutions — to create solutions for them beyond what we have today.

So, we have a very good relationship with customer base and a willingness on their part to buy from the Micromuse Netcool portfolio.

Tom Ernst - Deutsche Bank - Analyst

Two follow-ups to that. Do you expect, then, your ASP to perhaps come up over time? And does that perhaps also create more of a seasonal pattern you think to the demand of the software where customers will want to buy in their fiscal year-ends?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

The shift is going to take some time — and Mike will chime in here. But, this is not a binary one or zero. So you will see us transition over time. And only time will tell what the seasonality impact will be.

Mike Luetkemeyer - Micromuse Inc. - CFO

Yeah, and I think that the ASP over time will tend to float up more based on the recovery and market dynamics as we continue to gain traction in government markets that tend to be larger deals as the service provider space continues to stabilize and return to growth, those tend to be larger deals.

The financial services market that we focus on, they tend to the larger deals.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

But you know, as the recovery gains hold and gains traction, and as our penetration into those core markets or focus markets increases, I think you will — you can expect over time the ASPs to float up some.

Tom Ernst - Deutsche Bank - Analyst

Okay. Thank you.

Operator

Duane Pfennigwerth, Raymond James.

Duane Pfennigwerth - Raymond James - Analyst

Most of my questions have been answered. I just had a quick question on the expense front. Was there any onetime nature in the expenses this quarter, not necessarily related to litigation but with regard to the restatement process in general that we might see go down going forward?

Mike Luetkemeyer - Micromuse Inc. - CFO

Well, we broke that out for you in the reconciliation between GAAP and pro forma. And we specifically called that out in terms of, I think the line was titled restatement and related litigation. And then in the guidance we did the same thing in the reconciliation from between pro forma and GAAP and the impact on EPS that we expect in the coming quarter.

Duane Pfennigwerth - Raymond James - Analyst

Okay. Thank you. And with regard to the litigation impact we saw in, I guess, G&A — is that expected to continue at similar levels going forward?

Mike Luetkemeyer - Micromuse Inc. - CFO

In terms of the Agilent and Aprisma matters — yes, I think you can expect that to continue to be a significant spend for us over the near-term.

We intend to defend ourselves vigorously. We do not believe that we infringe the patents of either of those organizations. And we’re going to fight.

Duane Pfennigwerth - Raymond James - Analyst

Thanks very much.

Operator

Sterling Auty, J.P. Morgan.

Sterling Auty - J.P. Morgan - Analyst

Mike, looking at your guidance for June, are we to assume that you’re expecting actually license revenue to be flat or down quarter-over-quarter?

Mike Luetkemeyer - Micromuse Inc. - CFO

Well, the low-end of our guidance is what we just turned in. So, potentially, it could be at the low end of guidance, flat quarter-over-quarter.

But, as we move up into the range in guidance, I would expect sequential increases in license revenue.

Sterling Auty - J.P. Morgan - Analyst

Okay — because I’m assuming that the maintenance and service line should continue to grow as the maintenance renewals come in as the usual. Your renewal rate has been good. I’m sure you’re probably raising prices. So, that line, I would imagine, goes up. So, sheds questions on license revenue.

Mike Luetkemeyer - Micromuse Inc. - CFO

Maintenance and services — as we sell, obviously, first-year licenses, we always sell first year maintenance. So, that will continue to grow the base as we — for maintenance, as we grow the installed base of customers. And we do have a very healthy renewal rate. It’s less than 100 percent, but its north of 90.

So, you know, as we continue to grow revenue you’ll see maintenance and services to continue to have upward momentum. But, as we grow incrementally on the top line, you’re going to see more than that — more than our fair share that growth coming from license revenue.

Sterling Auty - J.P. Morgan - Analyst

Looking at the indirect side, I’m trying to remember if you have given us any commentary into the past in terms of any 10 percent contributors, whether it be Cisco or others? Or just qualitatively what ones are starting to gain more traction in the indirect side?

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Mike Luetkemeyer - Micromuse Inc. - CFO

Actually, what we normally do is tell you that, yes, we had a 10 percent contributor and you need to wait for the Q to find out who that was. But the Q was filed today contemporaneously with this call. And, you’ll see Cisco in there as a 17 percent contributor in the quarter.

Sterling Auty - J.P. Morgan - Analyst

Okay and then two last questions. The first one being — didn’t get a chance to run through the filings, can you give us a little bit more specifics around some of the changes that actually have been made around the controls and processes?

Mike Luetkemeyer - Micromuse Inc. - CFO

Absolutely. In the time that I’ve been with the Company I have always considered the highest risk areas to be for software Company in general to be revenue. And this restatement was unrelated to our revenue recognition practices.

So, it revolved around accruals and the timing of expenses associated with those accruals. And so we tightened our processes a lot around accruals and around expense recognition — around the review and approval of manual journal entries. Around much, much tighter account reconciliations.

Every quarter around the review process for those account reconciliations — around the closing process and the closing meeting that I hold personally now at the end of every quarter.

And then take Lloyd through as well.

We spend a lot of time making sure that those accrual amounts are absolutely as accurate as possible.

Sterling Auty - J.P. Morgan - Analyst

So it sounds like it’s more human interaction in the process and closer oversight. But we did see a little bit of squeaking in terms of some of the revenue numbers. Is that just expense and revenue matching?

Mike Luetkemeyer - Micromuse Inc. - CFO

No. Some of the changes in revenue, for instance — as you’re going through a restatement, everything is up for grabs. So we found, for instance, some back maintenance revenue that had not been reported to us by one of our partners. And, normally, what you would if the books were closed is that would fall into the following period as back maintenance.

Well, since we were going through a restatement and the books were open, we went back and put all of that back maintenance in the particular quarter where it originally should’ve gone — things like that.

Sterling Auty - J.P. Morgan - Analyst

Okay. And then, last question, again, kind of finishing up with a high level. Sounds like there is an awful lot of traction in your security offerings — a lot of traction — dashboard — hearing a lot around wireless in other instances.

How do we kind of match that up with the backlog going down quarter-over-quarter? And the guidance for this quarter out, given that I don’t think it’s all seasonality around budgeting, because if I remember correctly, last March quarter the backlog actually strengthened quarter-over-quarter.

Mike Luetkemeyer - Micromuse Inc. - CFO

Yeah, I mean, we had some deals that, as Lloyd said, slipped and crossed over the line from the quarter we just ended to the quarter we’re in. And, those deals did not go away. They were not lost. We still expect to close them.

And as we mentioned earlier, as we get more discipline around the funnel process and get a longer range looked at the funnel and the forecast, we continue to see the pipeline build.

And so, that’s why we’re pretty comfortable giving what we think to be conservative and prudent guidance, but is still incrementally on the upside.

Sterling Auty - J.P. Morgan - Analyst

Allright.

Lloyd Carney - Micromuse Inc. - Chairman, CEO

And remember that one of the things we’re doing in this guidance also is — our goal is to rebuild backlog this quarter while delivering that 38-40.

Sterling Auty - J.P. Morgan - Analyst

Right, right. Thank you, guys.

Operator

Reginal King, WR Hambrecht.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Reginal King - WR Hambrecht - Analyst

Lloyd, I was hoping that you could comment a little bit on — you have seen some consolidation in the service provider market as well as I guess you could call it change in ownership. And then, if you look at Asia-Pacific specifically, we have seen some change in the technology deployment by some of the carriers there. Can you comment on your competitiveness in this shifting environment?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Well, one of the things that we have is — as the consolidation happens out there, we have the advantage of being the vendor of choice within that space of consolidating.

So, it is probably an unusual event if two of our customers that consolidate, and we’re not the vendor that is chosen. Because we really have a stellar reputation in there — in that marketplace.

In the AsiaPac space, we are building that market. We’re seeing a lot of success — particularly in China right now. And we are underrepresented in Japan. So we’re focusing on the space to get our fair share there. Even though we’re in at NTT, we’re in at Docomo — we have some blue-chip customers in Japan. But there’s more work to be done there.

So consolidation for us is a plus. Because we are the incumbent in that space, and we’re the ones with the stellar reputation. And if you went to our user group meeting in Berlin, you would have seen all those people — some of whom were going to be consolidated, talking together and communicating with each other.

So, consolidation for us is a plus because we are the common denominator in most cases.

Reginal King - WR Hambrecht - Analyst

Good. Thank you. And then, can you comment a little bit on what you’re experiencing with your government business? Some enterprise technology providers have started to see some softness there in the government side. What are you seeing?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

The question — if people didn’t hear because it’s kind of breaking up — Reginal was saying that — what are we seeing in the government space?

Some people are saying — some enterprise customers are seeing some softness there. We continue to be very successful there. Because a big push right now going on with the government sector is consolidation. Sharing up information across different domains — across different government institutions. Whether it is a military or whether it’s in the civilian side.

So, with the scalability that we have — when you think of the kind of volume of events, size of network, scale of network, there’s no other Company in the world that can help to consolidate those disparities that large an environment as U.S. government or any other government institution you could across — whether it is in China or in Europe.

So, that consolidation — that push towards sharing information and seamlessly being able to resolve issues across government institutions, is working to our benefit.

So we’re actually puting more focus on the government sector. One of the things that we’re doing right now — we talked about Arun and one of the things that he’s done in bringing more discipline to the organization — having come from HP and having billion — multibillion dollar responsibility — we’re in the process right now of realigning our sales force, so that they’re deliberately focused on the carrier segment, the financials segment, as well as the government sector.

And we’re doing that in Europe, we’re doing that here in the U.S. And that change is happening as we speak.

Now, carefully done — 70 percent of our sales reps won’t be impacted. They will be working the same accounts they’re working on before. But 30 percent will be realigned. And outside of that sphere of customers that is described, you’re going to be moving those opportunities to partners. So, our sales teams will be focused on where we think the best opportunity for success for us lies. And that is again in that government sector, financial sector and in the carrier space.

Reginal King - WR Hambrecht - Analyst

And, Mike, can you just remind us, on the historic revenue — I think a couple of quarters ago there was a big deal in the deferred revenue. Is there anything like that in the deferred revenue or is it mainly maintenance now?

Mike Luetkemeyer - Micromuse Inc. - CFO

The increase in deferred revenue quarter-over-quarter was primarily increases in maintenance renewal. We always have — generally always have some license deals and deferred that have been deferred because they are in a region of the world that financial institutions are not as well developed. And so we defer recognition of the revenue until we actually collect the cash.

Generally, that is in the Asia-Pacific region or in South America.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Reginal King - WR Hambrecht - Analyst

But, is there anything significant there, Mike, that we should be concerned about? I think there was a pretty sizable deal a couple of quarters ago?

Mike Luetkemeyer - Micromuse Inc. - CFO

Anything significant you should be concerned about now.

Reginal King - WR Hambrecht - Analyst

Okay. Thanks very much.

Operator

Matt Barzowskas, First Albany.

Matt Barzowskas - First Albany - Analyst

The only question is — would the restatement and all the issues going out that — do you feel like there were any deals that you have lost or got pushed back until this kind of got cleared up? Or was not a factor with your customers?

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Well, I will tell you — how much of a factor — we won’t fully realize. There was not a customer I had to call on where I did not have to first explain the restatement away.

The Berlin user conference — 350 of my top customers, and the first thing on the agenda is explaining to them that this restatement will be worked through, and that we’re going to get this thing done.

So, it was definitely an issue out there. Every engagement I have had, and the team has had, we’ve had to explain it.

And our competitors use this pretty deftly. Every time one of these press releases came out about NASDAQ and getting delisted potentially, it ended up in all my customer’s hands — miraculously, somehow, they all knew about it.

My major reseller partners — they would spend days after one of these things went out having to answer questions with their sales force about whether or not their sales force should be selling products from this Company that is about to be delisted and everything else.

So, there definitely was a shadow over us. The shadow is gone. What was the impact? Who knows. But I will tell you — I’m certainly thrilled as everybody else at this table, that this thing is behind us.

Mike Luetkemeyer - Micromuse Inc. - CFO

Thrilled.

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Yeah.

Mike Luetkemeyer - Micromuse Inc. - CFO

We have time for one more question.

Operator

Todd Weller, Legg Mason.

Todd Weller - Legg Mason - Analyst

I’m going to throw two quick ones at you, hopefully. Just to clarify, Mike, on the G&A going up — litigation — absolute dollars, where do you see that going forward?

Mike Luetkemeyer - Micromuse Inc. - CFO

In terms of the defense of those two matters that we mentioned, the Aprism and Agilent?

Todd Weller - Legg Mason - Analyst

Well, there is the big jump — 4.5 to 6 million in G&A. I’m just trying to figure out — do we expect further increases in that line item?

Mike Luetkemeyer - Micromuse Inc. - CFO

Oh, yeah, I don’t think you should expect — I think they’ve ramped up pretty well. The run rate should be pretty good. I don’t think you should expect huge additional incremental increases.

Todd Weller - Legg Mason - Analyst

And what is the process now with NASDAQ in terms of getting rid of the extra “E” on the ticker?

Mike Luetkemeyer - Micromuse Inc. - CFO

The process is underway. We expect that extra “E” to be dropped in the very near term.

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FINAL TRANSCRIPT

MUSEE - Q2 2004 Micromuse Inc. Earnings Conference Call

Todd Weller - Legg Mason - Analyst

Okay. And one last one quick — tax rate? What are you expecting there?

Mike Luetkemeyer - Micromuse Inc. - CFO

Well, if you’re looking at the pro forma tax rate, I think we used 23 percent and that should be pretty good.

Todd Weller - Legg Mason - Analyst

Okay, thanks.

Lloyd Carney - Micromuse Inc. - Chairman, CEO

Thank you. Thanks everybody. And we’re back in normal business, over-communicating with you. We have calls setup — I hope to see quite a few of you at our meeting in a couple of weeks in New York. And thanks again for your support, and take care.

Operator

Thank you. Ladies and gentlemen, this conference will be available for replay after 8:15 through May 24th. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code of 730101. International participants, please dial 320-365-3844. Those numbers again are (Operator Instructions). That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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